Exhibit 23


                         Independent Auditors' Consent



The Board of Directors
International Multifoods Corporation:


We consent to incorporation by reference in Registration Statements No. 33-48073 on Form S-8 relating to the Employees' Voluntary Investment and Savings Plan of International Multifoods Corporation, No. 2-99818 on Form S-8 relating to the Stock Purchase Plan of Robin Hood Multifoods Inc., No. 2-84236 on Form S-8 relating to the 1983 Stock Option Incentive Plan of International Multifoods Corporation, No. 33-6223 on Form S-8 relating to the 1986 Stock Option Incentive Plan of International Multifoods Corporation, No. 33-30979 on Form S-8 relating to the Amended and Restated 1989 Stock-Based Incentive Plan of International Multifoods Corporation and No. 33-65221 on Form S-3 relating to certain debt securities of International Multifoods Corporation of our reports dated April 9, 1996, except as to note 18, which is as of April 23, 1996, relating to the consolidated balance sheets of International Multifoods Corporation and subsidiaries as of February 29, 1996 and 1995 and the related consolidated statements of operations and cash flows and related financial statement schedule for each of the fiscal years in the three-year period ended February 29, 1996, which reports appear or are incorporated by reference in the Annual Report on Form 10-K for the fiscal year ended February 29, 1996, of International Multifoods Corporation.




                                              /s/ KPMG Peat Marwick LLP
                                              KPMG Peat Marwick LLP




Minneapolis, Minnesota
May 10, 1996